Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is dated as of December 4, 2024 (the “Effective Date”) by and among Beneficient, a Nevada corporation (“Beneficient”), Beneficient Capital Company Holdings, L.P., a Delaware limited partnership and subsidiary of Beneficient (the “Purchaser,” and together with Beneficient, the “Beneficient Parties”), and Mercantile Global Holdings, Inc., a Delaware corporation (the “Shareholder”) and Mercantile Bank International Corp., a Puerto Rico corporation (the “Company” or “MBI”). Beneficient, the Purchaser, the Shareholder, and the Company may be referred to herein as a “Party” or collectively as the “Parties.” Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings specified in Exhibit A attached hereto.

RECITALS

WHEREAS, the Company is a regulated financial institution with an “International Financial Entity” (“IFE”) license issued by the Office of the Commissioner of Financial Institutions of Puerto Rico (“OCFI”), which allows the Company to offer each of the financial products and services listed in its IFE license (the “Business”);

WHEREAS, the Company received its Permit and License to Operate as an International Financial Entity from OCFI on March 8, 2019, which powers were expanded by OCFI’s issuance of an Authorization to Engage in Certain Activities Under Article 12(a)(23) of the IFE Act on January 22, 2021, and renewed at least as recently as April 13, 2023, pursuant to the IFE License Renewal Certification issued by the OCFI of the same date;

WHEREAS, the Shareholder owns five thousand (5,000) shares of common stock of the Company which constitutes all of the issued and outstanding shares of capital stock of the Company (the “Shares”);

WHEREAS, the Shareholder wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Shareholder, all of the Shares upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with entering into this Agreement, on the Effective Date, the Parties entered into a “transition services agreement” establishing certain obligations of the Parties during the Transition Period in substantially the form provided on Exhibit B attached hereto (the “Transition Services Agreement”).

NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE I. PURCHASE AND SALE OF THE SHARES

Section 1.01 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Shareholder agrees to sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser agrees to purchase from the Shareholder, all right, title and interest in and to one hundred percent (100%) of the Shares owned by the Shareholder, free and clear of all Liens, in exchange for the Consideration.

Section 1.02 Consideration; Galaxy Release. The aggregate consideration (the “Consideration”) for the Shares shall consist of Beneficient’s payment or issuance on the Closing Date of a combination of cash and shares of Class A common stock of Beneficient (NASDAQ: BENF) (the “Class A Common Stock”) with an aggregate value equal to one million five-hundred thousand dollars ($1,500,000.00) (the “Purchase Price”) to Galaxy Digital Ventures LLC, a Delaware limited liability company (“Galaxy”) pursuant to the Security & Guarantee Release Agreement by and among Beneficient, the Shareholder, the Company and Galaxy to be entered into on the Effective Date and effective as of the Closing Date (the “Galaxy Release”) in substantially the form provided on Exhibit C attached hereto. The shares of Class A Common Stock to be issued by Beneficient as a portion of the Consideration to Galaxy pursuant to this Section 1.02 shall be valued by dividing the Purchase Price by the five (5)-day volume weighted average price of the Class A Common Stock as of market-close the Business Day immediately prior to the Effective Date. Prior to the Closing Date, the Beneficient Parties will provide evidence satisfactory to Shareholder and Galaxy that a sufficient number of shares of Class A Common Stock has been reserved for issuance to Galaxy.

ARTICLE II. THE CLOSING

Section 2.01 Closing. The closing of the sale and transfer of the Shares (the “Closing”) shall take place on the date the conditions precedent set forth in Article VI have been satisfied (such date, the “Closing Date”) via e-mail or other electronic transmission of documents and signatures.

Section 2.02 Closing Deliverables of the Shareholder and the Company. At or prior to the Closing, the Shareholder and/or the Company, as applicable shall have delivered to the Beneficient Parties, the following:

(a) An executed copy of the lock-up agreement (the “Lock-up Agreement”) by and among Galaxy and Beneficient with respect to the Class A Common Stock in the form provided on Exhibit C to the Galaxy Release;

(b) A certificate from the Chief Executive Officer of the Shareholder and the Company (the “Officer’s Certificate”) in the form provided on Exhibit D attached hereto;

(c) any and all certificates evidencing ownership of the Shares, and corresponding transfer instruments, and/or stock powers in form and substance reasonably satisfactory to the Purchaser, executed for transfer in blank;

(d) access to all records, files and information whether in physical or electronic form, pertaining to the Company or necessary to operate the Business in the possession or under the control of the Shareholder (other than privileged communications) or the Company so that Purchaser may assume immediate possession and control of the same in a manner reasonably satisfactory to it; provided however, that Beneficient Parties acknowledge and agree that the Company may not be able to provide all information (e.g. BSA/AML-related information) pursuant to applicable banking regulations until the Closing;

(e) copies of all consents, authorizations, orders, amendments or approvals required to be obtained by the Shareholder or the Company to effect the transactions contemplated under this Agreement, including but not limited to all of the consents, authorizations, orders, amendments or approvals as set forth on Schedule 3.05(b) of the Disclosure Schedules; and

(f) all other instruments and documents required by this Agreement to be delivered by the Shareholder or the Company to the Beneficient Parties, and such other instruments or documents which the Beneficient Parties or their counsel may reasonably request to effectuate the transactions contemplated hereunder.

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All such instruments, documents and other items shall be in form and substance reasonably satisfactory to the Beneficient Parties.

Section 2.03 Closing Deliverables of the Beneficient Parties. At or prior to the Closing, the Beneficient Parties shall have delivered to the Shareholder:

(a) Evidence satisfactory to Shareholder that Beneficient delivered the Consideration to Galaxy, which (in the case of the Class A Common Stock) shall be reflected as held by Galaxy on the books and records of Beneficient in book entry form; and

(b) all other instruments and documents required by this Agreement to be delivered by the Beneficient Parties to the Shareholder.

All such agreements, documents and other items shall be in form and substance reasonably satisfactory to the Shareholder.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF

THE SHAREHOLDER AND THE COMPANY

Except as expressly set forth in the Disclosure Schedules attached hereto, the Shareholder and the Company, jointly and severally, represent and warrant to the Beneficient Parties as follows:

Section 3.01 Organization, Good Standing and Power. Each of the Shareholder and the Company are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization, and the Shareholder and the Company has all requisite power and authority to own its assets and to carry on its business. Each of the Shareholder and the Company are duly qualified to do business and are in good standing to do business as a foreign corporation in each jurisdiction in which its ownership of property or conduct of its business requires it to so qualify. Each of the Shareholder and the Company has all requisite power and authority, including but not limited to, pursuant to all licenses and regulatory approvals in connection with conducting its Business, and to carry on its business and to own, lease and use its assets. Each of the Shareholder and the Company has delivered to the Beneficient Parties true copies of its Governing Documents and ownership records. Each of the Shareholder and the Company are not in default under or in violation of any provision of its respective Governing Documents.

Section 3.02 Authorization. Each of the Shareholder and the Company have all necessary power, authority and legal capacity to execute this Agreement and each Ancillary Agreement and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. When the Agreement and each Ancillary Agreement has been duly executed and delivered by the Shareholder or the Company, as applicable, and assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement and each Ancillary Agreement will constitute the valid and binding agreement of the Shareholder or the Company, as applicable, enforceable against the Shareholder or the Company, as applicable, in accordance with its terms, except as such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); provided, however, that the Beneficient Parties acknowledge and agree that the consummation of the transactions contemplated by this Agreement requires the express written approval of OCFI with respect to a change in control as provided in Act 273-2012, as amended and without which (i) Shareholder cannot consummate the sale or transfer the Shares and (ii) Purchaser cannot receive or hold the Shares.

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Section 3.03 Authorized/Outstanding Shares; Subsidiaries. All the Shares are validly issued, fully paid, outstanding and non-assessable, and the Shares are not subject to any preemptive or other similar rights. The Shares comprise all of the issued and outstanding capital stock of the Company (i.e. the Shareholder owns and holds 100% of the equity interests of the Company). All such issued and outstanding Shares are owned and held of record and beneficially owned by the Shareholder, free and clear of all Liens, other than as set forth on Schedule 3.03(a). The Shareholder is not a party to any option, warrant, purchase right, or other contract that could require the Shareholder to sell, transfer, encumber or otherwise dispose of any of the Shares (other than this Agreement). The Shareholder is not a party to any voting trust, proxy, or other contract with respect to the voting of any of the Shares. There are no outstanding securities convertible or exchangeable into Shares or other ownership interests of the Company, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Shares or other ownership interests in the Company. There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies or other contracts with respect to the voting of the Shares or other ownership interests of the Company. Upon consummation of the transactions contemplated hereby, the Purchaser will be the sole owner, beneficially and of record, of the Shares, which constitute one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company, free and clear of all Liens. The Company owns or controls, directly or indirectly, of record or beneficially, the outstanding common stock or other ownership interests in certain operationally inactive legal entities or Subsidiaries, each of which are set forth on Schedule 3.03(b).

Section 3.04 Indebtedness. Except as set forth on Schedule 3.04, the Company does not have any Indebtedness, nor is any property or asset of the Company subject to any Lien, and the Company has no other liabilities or obligations of any nature (whether known or unknown, absolute, accrued, contingent or otherwise).

Section 3.05 Absence of Restrictions and Consents.

(a) The consummation of the transactions contemplated by this Agreement does not and will not: (i) conflict with or violate the Shareholder’s or the Company’s Governing Documents, (ii) conflict with or violate any statute, law, ordinance, regulation, rule, code, order, permit, license, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity (“Law”) or material contract applicable to the Shareholder or the Company or by which any property or asset of the Company is bound now or at Closing Date; provided, however, that the Beneficient Parties acknowledge and agree that the consummation of the transactions contemplated by this Agreement requires the express written approval of OCFI with respect to a change in control as provided in Act 273-2012, as amended, and without which (i) Shareholder cannot consummate the sale or transfer the Shares and (ii) Purchaser cannot receive or hold the Shares.

(b) The execution and delivery of the Agreement and the Ancillary Agreements by the Shareholder and the Company, as applicable, does not, and the performance of the Shareholder’s and the Company obligations hereunder and thereunder, as applicable, will not, require any consent, waiver, approval, order or authorization of or permit of, or registration, declaration or filing with or notification to, any court, governmental or administrative agency, commission, authority, board, bureau or instrumentality, whether federal, state, local or foreign (singularly, a “Governmental Entity”) or any other Person, other than as set forth in Schedule 3.05(b); provided, however, that the Beneficient Parties acknowledge and agree that the consummation of the transactions contemplated by this Agreement requires the express written approval of OCFI regarding a change in control as provided in Act 273-2012, as amended, and without which Purchaser cannot receive or hold the Shares.

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Section 3.06 Compliance with Applicable Laws. The Company is, and for the past two (2) years has been, in all material respects, in compliance with all Laws applicable to the Company, the assets of the Company, and the operation of the Business. Within the last two (2) years, neither the Shareholder or the Company has received any written notice of any asserted violation of, and neither the Shareholder or the Company has any basis to believe the Company is not in all material respects, in compliance in with all Laws.

Section 3.07 Litigation.

(a) Except as set forth in Schedule 3.07, there has not been during the two (2) year period preceding the date of this Agreement, and there are not, to the Knowledge of the Shareholder and the Company, any pending or threatened, suits, actions, inquiries, audits, demands, litigation, notices of violation, investigations, grievances or proceedings (“Legal Proceedings”) relating to the Company, the Business, the Shares or any assets of the Company, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator (“Order”) outstanding relating to the Company, the Business, the Shares or any assets of the Company.

(b) There is no Legal Proceeding or Order pending or, to the knowledge of the Purchaser, threatened against, relating to, or involving the Shareholder that could reasonably be expected to adversely affect the Shareholder’s ability to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder.

Section 3.08 Financial Statements. Attached to Schedule 3.08 are true, correct and complete copies of the following financial statements of the Company (collectively, the “Financial Statements”): (a) the compiled unaudited financial statements of the Company, including the related statements of operations and retained earnings, and cash flows, in each case for the six-month period ended as of June 30, 2024; and (b) the most recent compiled audited financial statements of the Company, including the related statements of operations and retained earnings, and cash flows, in each case for the year ended December 31, 2023, along with corresponding management representation letters and any certifications provided to the Company’s auditors in connection with the preparation of the Financial Statements. To the best of the Shareholder and Company’s knowledge, the Financial Statements (i) have been prepared from, are in accordance with, and accurately reflect in all material respects the books and records of the Company, (ii) have been prepared in accordance with GAAP consistently applied, and (iii) fairly present in all material respects the financial condition of the Company, as of the dates stated and the related results of operations for the periods then ended. The Company has not made any changes in its accounting principles or practices or its method of application of such principles or practices during the periods covered by the Financial Statements. The Company makes and keeps accurate books and records reflecting the assets and liabilities of the Company.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE BENEFICIENT PARTIES

Each Beneficient Party hereby represents and warrants to the Shareholder as follows:

Section 4.01 Organization, Good Standing and Power. Each Beneficient Party is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, and such Beneficient Party has all requisite power and authority to own its assets and to carry on its business.

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Section 4.02 Authorization. Each Beneficient Party has all necessary corporate power and authority to execute this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereunder. The execution, delivery and performance by each Beneficient Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved in accordance with its governing documents. When the Agreement has been duly executed and delivered by such Beneficient Party, and assuming due authorization, execution and delivery hereof by the other Parties, this Agreement will constitute the valid and binding agreement of such Beneficient Party, enforceable against such Beneficient Party in accordance with its terms, except as such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 4.03 Absence of Restrictions and Conflicts. The consummation of the transactions contemplated by this Agreement does not and will not: (i) conflict with or violate such Beneficient Party’s Governing Documents, (ii) to the knowledge of such Beneficient Party, conflict with or violate any Law applicable to such Beneficient Party or by which any property or asset of such Beneficient Party is bound, or (iii) require any material consent required to such Beneficient Party which has not been previously obtained from any Governmental Entity.

Section 4.04 Legal Proceedings. There is no Legal Proceeding pending or, to the knowledge of such Beneficient Party, threatened against, relating to, or involving such Beneficient Party that could reasonably be expected to adversely affect such Beneficient Party’s ability to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder.

Section 4.05 Non-Reliance. Purchaser represents and warrants that it is a sophisticated investor, and that it has conducted the degree of due diligence it considers prudent and reasonable under the circumstances. Purchaser further represents and warrants that it has had an adequate opportunity to make inquiries of management with respect to all matters relevant to its investment decision, and that management has provided all requested information. Purchaser represents and warrants that its investment decision is based solely on its own independent investigation, analysis and evaluation of the Company, and that it has not relied on any representations, warranties, statements or information of any kind, written or verbal, other than those expressly referenced in this Agreement. Purchaser expressly acknowledges that the Shares are being sold “as is,” and that Purchaser assumes the risk that there may be matters unknown to Shareholder that could materially affect the value of the Shares purchased pursuant to this Agreement.

Section 4.06 Compliance with Law and Court Orders. Each Beneficient Party further represents, to the best of its knowledge, that it is in material compliance with all state, federal and international anti-money laundering and anti-terrorism rules and regulations applicable to its business; that it has truthfully disclosed the identities of all persons who have legal and/or beneficial ownership and control over its business; and that the funds such Beneficient Party will use in connection with this transaction and the financial commitments made herein are not derived from an unlawful source.

Section 4.07 Securities; Issuance of Securities. Except as would not otherwise have a material adverse effect on the transactions contemplated by this Agreement, all of the outstanding shares of Class A Common Stock of Beneficient are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance, in all material respects, with all federal and state securities laws where applicable, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. The shares of Class A Common Stock to be issued to Galaxy are duly authorized, and when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all liens imposed by Beneficient. At the time of Closing Beneficient shall have reserved from its duly authorized capital stock the maximum number of shares of Class A Common Stock issuable pursuant to this Agreement.

Section 4.08 SEC Reports; Financial Statements. Beneficient has filed all reports, schedules, forms, statements and other documents required to be filed by Beneficient under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the one year preceding the date hereof (or such shorter period as Beneficient was required by law or regulation to file such materials) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Beneficient included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Beneficient as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

ARTICLE V. COVENANTS

Section 5.01 Galaxy Release. Concurrently with the execution of this Agreement, Shareholder is entering into the Galaxy Release pursuant to which any agreements by and between Galaxy and the Company and/or its subsidiaries would be terminated and Galaxy would irrevocably release any and all obligations, liens and encumbrances related to or applicable to the Shares, the Company, its subsidiaries, and any of the Company’s or its subsidiaries’ assets or operations.

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Section 5.02 Further Assurances; Cooperation. Subject to the other provisions hereof, each Party agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, as promptly as practicable, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or reasonably requested to carry out the purposes of this Agreement, the Parties shall take all such action. Furthermore, at any time prior to Closing the Shareholder and the Company shall cooperate fully with the Beneficient Parties in delivering or providing access to all documents and information reasonably requested in the course of the Purchaser’s due diligence review.

Section 5.03 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

Section 5.04 Information Rights; Negative Covenants; Cooperation. During the Transition Period to the extent permitted by applicable Law: (i) the Shareholder and the Company agree and covenant to keep the Beneficient Parties appraised and promptly informed of all operational and financial matters of the Company; (ii) not to enter into any transaction other than with the prior written approval of the Beneficient Parties; (iii) not to incur any debt or other obligation without the prior written consent of the Beneficient Parties; (iv) cooperate with the preparation of financial statements necessary for Beneficient’s public filings with the Securities and Exchange Commission and (v) to collaborate to the fullest extent with the Beneficient Parties to ensure an orderly and efficient transition of control on the Closing Date.

Section 5.05 Notice of Developments.

(a) The Shareholder and the Company shall give prompt written notice to the Beneficient Parties of any development causing or that is likely to cause a breach of any of their respective representations and warranties contained in this Agreement, and of any failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder. The Shareholder and the Company will use their commercially reasonable best efforts to prevent or promptly remedy any matter which is or would be the subject of any such notice.

(b) The Shareholder and the Company will notify Beneficient Parties promptly of any event or condition that arises after the Effective Date, but before the Closing Date, that could be deemed to have a material adverse effect on the operation of the Company.

(c) The Shareholder and the Company will notify the Beneficient Parties promptly of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with this transaction and (ii) any notice or other communication from any Government Entity in connection with this transaction. The Shareholder and the Company will promptly provide the Beneficient Parties copies of all such written notices and communications (and memoranda setting forth the substance of such oral notices and communications) described in clauses (i) and (ii) above.

(d) No disclosure by any Party pursuant to this Section 5.05, however, shall be deemed to cure or otherwise affect any representations or warranties, covenants, agreements, obligations or conditions set forth herein, amend any schedule hereto or limit or otherwise affect any available rights and remedies of the Beneficient Parties.

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ARTICLE VI. CONDITIONS TO OBLIGATION TO CLOSING

Section 6.01 Conditions to Obligation to Closing.

(a) Conditions to Obligation of the Beneficient Parties. The obligation of the Beneficient Parties to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties of the Shareholder and the Company set forth in Article III shall have been true and correct in all material respects at and as of the Effective Date and shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Shareholder and the Company shall have performed and complied with all of its covenants under this Agreement in all material respects through the Closing Date;

(iii) the Beneficient Parties shall have received all required authorizations, consents, and approvals of Governmental Entities;

(iv) OCFI shall have provided final written approval of the transactions contemplated hereunder such that Purchaser may operate the Business following Closing; and

(v) all actions required to be taken by the Shareholder and Company in connection with the consummation of the transactions contemplated under this Agreement shall have been completed and all documents, agreements, certificates, opinions, instruments, and other items required hereunder to effect the transactions contemplated hereby shall have been executed, as applicable, and delivered in form and substance satisfactory to the Beneficient Parties, including, without limitation, all items specified in Section 2.02.

The Beneficient Parties may waive any condition specified in this Section 6.01(a) by execution of a writing so stating at or prior to the Closing.

(b) Conditions to Obligation of the Shareholder. The obligation of the Shareholder to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the Beneficient Parties have provided evidence satisfactory to Shareholder that a sufficient number of shares of Class A Common Stock have been reserved to issue the Consideration in full on the Closing Date;

(ii) the representations and warranties of the Beneficient Parties set forth in Article IV shall have been true and correct in all material respects at and as of the Effective Date and shall be true and correct in all material respects at and as of the Closing Date;

(iii) the Beneficient Parties shall have performed and complied with all of its covenants under this Agreement in all material respects through the Closing;

(iv) the Beneficient Parties shall have received all required authorizations, consents, and approvals of Governmental Entities, and

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(v) all actions required to be taken by the Beneficient Parties in connection with consummation of the transactions contemplated under this Agreement shall have been completed and all documents, agreements, certificates, opinions, instruments, and other items required hereunder to effect the transactions contemplated hereby shall have been executed, as applicable, and delivered in form and substance satisfactory to the Shareholder, including, without limitation, all items specified in Section 2.03.

The Shareholder may waive any condition specified in this Section 6.01(b) by execution of a writing so stating at or prior to the Closing.

ARTICLE VII. TERMINATION

Section 7.01 Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) The Purchaser and the Shareholder may terminate this Agreement by mutual written consent at any time prior to the Closing.

(b) The Purchaser may terminate this Agreement by giving written notice to the Shareholder at any time prior to the Closing in the event the Shareholder has breached any material representation, warranty, or covenant contained in this Agreement or in the Transition Services Agreement in any material respect, and if curable, the Purchaser has notified the Shareholder of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach.

(c) The Shareholder may terminate this Agreement by giving written notice to the Beneficient Parties at any time prior to the Closing in the event the Beneficient Parties has breached any material representation, warranty, or covenant contained in this Agreement or in the Transition Services Agreement in any material respect, and if curable, the Shareholder has notified the Beneficient Parties of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach.

(d) The Beneficient Parties may terminate this Agreement prior to the Closing if any Beneficient Party’s lawyers opine in good faith that the acquisition may put a Beneficient Party into any kind of material risk arising out of any litigation or governmental examinations and other matters not previously disclosed to the Beneficient Parties by the Shareholder or the Company or for other reasons they discover in their due diligence (which shall be concluded on or before three (3) months following the Effective Date. The Beneficient Parties understand, acknowledge, and agree that if the Agreement is terminated for any reason, the Beneficient Parties will not seek to recover any amounts paid by any Beneficient Party to the Shareholder or the Company prior to the Closing; provided, however, and for the avoidance of doubt; the Beneficient Parties and Shareholder agree to exercise commercially reasonable efforts to accomplish the successful consummation of the transactions contemplated in this Agreement.

Section 7.02 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.01 above, except as otherwise provided herein, all rights and obligations of the Parties shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach) or otherwise set forth herein.

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ARTICLE VIII. INDEMNIFICATION

Section 8.01 Indemnification.

(a) Of the Beneficient Parties and its Affiliates. The Shareholder shall indemnify, defend and hold harmless the Beneficient Parties, their affiliates (including the Company) and any officer, director, shareholder, partner, member, employee, agent or representative of any of the foregoing (each, including the Beneficient Parties, a “Purchaser Affiliate”) from and against any losses, Liabilities, damages, deficiencies, costs and expenses (hereinafter individually a “Loss” and collectively “Losses”) incurred by such Purchaser Affiliate, directly or indirectly, arising out of, relating to, or in connection with, any one or more of the following:

(i) any inaccuracy or breach of a representation or warranty of the Shareholder or the Company contained in this Agreement;

(ii) any breach of any covenant or agreement of the Shareholder or the Company contained in this Agreement; and/or

(iii) any claim or threatened claim made by any Person relating to the Company’s operations for actions or omissions of the Company prior the Closing Date.

(b) Of the Shareholder. The Purchaser shall indemnify, defend and hold harmless the Shareholder, its affiliates (including the Company) and any officer, director, shareholder, partner, member, employee, agent or representative of any of the foregoing (each, including the Shareholder, a “Shareholder Affiliate”) from and against any Losses incurred by such Shareholder Affiliate, directly or indirectly, arising out of, relating to, or in connection with, any one or more of the following:

(i) any inaccuracy or breach of a representation or warranty of the Beneficient Parties contained in this Agreement;

(ii) any breach of any covenant or agreement of the Beneficient Parties contained in this Agreement; and/or

(iii) any claim or threatened claim made by any Person relating to the Company’s operations for actions or omissions of the Company after the Closing Date.

ARTICLE IX. GENERAL PROVISIONS

Section 9.01 Confidentiality; No Public Announcements. From and after Closing, the Shareholder and the Beneficient Parties shall hold, and shall use its commercially reasonable efforts to cause its or their respective representatives (including, but not limited to its legal counsel, financial advisors and lenders) to hold, in confidence any and all information, whether written or oral, concerning the terms and conditions of this Agreement. The aforementioned confidentiality provisions shall not apply to the extent that the Party required to hold such information in confidence can show that such information (a) is generally available to and known by the public through no fault of such Party or its representatives or (b) is lawfully acquired by such Party, any of its respective representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Party or any of its respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Laws, such Party shall promptly notify the other Parties in writing and, absent agreement from the other Parties, shall disclose only that portion of such information which such Party is advised by its counsel in writing is legally required to be disclosed, provided that such Party shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. For the avoidance of doubt, nothing in this Section 9.01 shall be construed to limit Beneficient’s ability to disclose information it deems, in its reasonable judgment, necessary or advisable to disclose in order to comply with applicable securities laws, rules, and regulations, including but not limited to those of the Securities and Exchange Commission, stock exchange requirements, or other regulatory obligations applicable to public companies.

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Section 9.02 Notices. All notices, demands and other communications to be delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been delivered upon receipt when delivered personally or by overnight courier or three (3) Business Days after being mailed, if mailed by first class mail, return receipt requested, or when actually received, if sent by email or other electronic transmission device. Notices, demands and communications to the Parties will, unless another address is specified in writing, be sent to the address indicated below:

If to the Beneficient Parties:		If to Shareholder:

Beneficient		Mercantile Global Holdings Inc.
325 North Saint Paul St., Suite 4850		16192 Coastal Highway
Dallas, Texas 75201		Lewes, Delaware 19958
Email:	David.Rost@Beneficient.com	Email:	bo.collins@mercantile-bank.com
		copy to:	Rrenecarson@icloud.com

Section 9.03 Waiver. A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non- observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

Section 9.04 Amendment. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the Parties. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

Section 9.05 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or conveyed, by operation of law or otherwise, by any Party without the prior written consent of the other Parties.

Section 9.06 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In all such cases, the Parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intent of this Agreement.

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Section 9.07 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.

Section 9.08 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement, unless otherwise indicated. The titles, table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.09 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same instrument. This Agreement may be executed and delivered by facsimile, email or other electronic means.

Section 9.10 Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO CHOICE OF LAW RULES; PROVIDED, HOWEVER, THAT THE LAWS OF THE COMMONWEALTH OF PUERTO RICO CONCERNING INTERNATIONAL FINANCIAL ENTITIES (E.G. ACT 273-2012, AS AMENDED) SHALL ALSO APPLY WITH REGARDS TO THE DIRECT OR INDIRECT CHANGE IN CONTROL OF THE COMPANY; PROVIDED, FURTHER, THAT IN THE EVENT OF A CONFLICT BETWEEN THE LAWS OF THE STATE OF DELAWARE AND THE LAWS OF THE COMMONWEALTH OF PUERTO RICO IN CONNECTION WITH THE DIRECT OR INDIRECT CHANGE IN CONTROL OF THE COMPANY, THE LAWS OF THE COMMONWEALTH OF PUERTO RICO SHALL BE PARAMOUNT AND PREVAIL. ALL REMEDIES AT LAW, IN EQUITY, BY STATUTE OR OTHERWISE SHALL BE CUMULATIVE AND MAY BE ENFORCED CONCURRENTLY OR FROM TIME TO TIME AND, SUBJECT TO THE EXPRESS TERMS OF THIS AGREEMENT, THE ELECTION OF ANY REMEDY OR REMEDIES SHALL NOT CONSTITUTE A WAIVER OF THE RIGHT TO PURSUE ANY OTHER AVAILABLE REMEDIES. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11 Venue. Any action, claim, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced only in any Chancery state court located in Wilmington, Delaware provided that, if no such court has jurisdiction over the matter, then in a state or federal court located in Wilmington, Delaware. Each Party (i) expressly and irrevocably consents and submits to the jurisdiction of each such court, and each appellate court located in Wilmington, Delaware, in connection with any such proceeding; (ii) agrees that each such court shall be deemed to be a convenient forum; and (iii) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding commenced in any such court, any claim that such Party is not subject personally to the jurisdiction of such court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

Section 9.12 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and, except as set forth herein, nothing in this Agreement, express or implied, is intended to, or shall confer upon, any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.13 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, without any requirement to post a bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court in Wilmington, Delaware having jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.14 Entire Agreement. This Agreement and the exhibits and schedules hereto contain the complete agreement among the Parties with respect to the subject matter herein and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written.

[signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

BENEFICIENT:

BENEFICIENT

By:	/s/ David B. Rost
Name:	David B. Rost
Title:	Authorized Signatory

PURCHASER:

BENEFICIENT CAPITAL COMPANY HOLDINGS, L.P.

By:	Beneficient Capital Holdings, L.L.C., its general partner

By:	The Beneficient Company Group (USA), L.L.C., its sole member

By:	/s/ David B. Rost
Name:	David B. Rost
Title:	Authorized Signatory

SHAREHOLDER:

MERCANTILE GLOBAL HOLDINGS INC.

By:	/s/ J. Robert Collins, Jr.
Name:	J. Robert Collins, Jr.
Title:	CEO

COMPANY:

MERCANTILE BANK INTERNATIONAL CORP.

By:	/s/ J. Robert Collins, Jr.
Name:	J. Robert Collins, Jr.
Title:	CEO

Signature Page Stock Purchase Agreement

EXHIBIT A

Defined Terms

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means all of the agreements being executed and delivered pursuant to this Agreement.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Puerto Rico are authorized or required by Law to be closed for business.

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Consideration” has the meaning set forth in Section 1.02.

“Disclosure Schedules” means the schedules attached as Schedule A hereto and corresponding disclosure included therein.

“Effective Date” has the meaning set forth in the first paragraph of this Agreement.

“Financial Statements” has the meaning set forth in Section 3.08.

“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants.

“Galaxy Release” has the meaning set forth in Section 1.02.

“Governing Documents” means the articles or certificate of incorporation, or formation, as applicable; the by-laws, regulations or operating agreement, as applicable; trust agreements, instruments and other similar documents governing trusts; and any other instrument governing matters similar to the foregoing, with respect to any Person.

“Governmental Entity” has the meaning set forth in Section 3.05(b).

“Indebtedness” means, without duplication, (i) all obligations of the Company for borrowed money, (ii) all obligations of the Company evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of the Company under conditional sale or other title retention agreements relating to property acquired by the Company, (iv) all obligations of the Company in respect of the deferred purchase price of property or services, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Company, whether or not the Indebtedness secured thereby has been assumed, (vi) all guarantees by the Company of Indebtedness of others, (vii) all capital lease obligations of the Company, (viii) all obligations, contingent or otherwise, of the Company as an account party in respect of letters of credit and letters of guaranty, (ix) all obligations, contingent or otherwise, of the Company in respect of bankers’ acceptances, (x) all net obligations of the Company under any swap agreements, (xi) all obligations under any performance bonds, surety bonds, appeal bonds or similar instruments, and (xii) any accrued interest, premiums, penalties, breakage costs, make-whole payments or other obligations related to any of the foregoing.

Exhibit A Stock Purchase Agreement

“Knowledge” means, with respect to any particular fact, the actual knowledge and awareness of the Shareholder or Beneficient Parties, as applicable.

“Law” has the meaning set forth in Section 3.05(a).

“Legal Proceeding” has the meaning set forth in Section 3.07.

“Liability” means any liability, obligation or commitment of any nature whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due or otherwise).

“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, Liability, interest, charge, preference, priority, proxy, transfer restriction (other than restrictions under federal and state securities laws), encroachment, tax, order, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant or zoning restriction.

“Loss” or “Losses” has the meaning set forth in Section 8.01(a).

“OCFI” has the meaning set forth in the recitals.

“OCFI Approval” means the letter or letters issued by OCFI expressly authorizing the sale by Shareholder, and purchase by Purchaser, of the Shares under this Agreement and pursuant to the provisions of Act No. 273-2012, as amended.

“Order” has the meaning set forth in Section 3.07(a).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, unincorporated organization, Governmental Entity or other entity.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Affiliate” has the meaning set forth in Section 8.01(a).

“Shareholder” has the meaning set forth in the preamble.

“Shareholder Affiliate” has the meaning set forth in Section 8.01(b).

“Shares” has the meaning set forth in the recitals.

“Subsidiaries” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Transition Period” means the period commencing on the Effective Date and ending on the Closing Date.

“Transition Services Agreement” has the meaning set forth in recitals.

Exhibit A Stock Purchase Agreement

EXHIBIT B

Transition Services Agreement

(Intentionally Omitted)

Exhibit B Stock Purchase Agreement

EXHIBIT C

Galaxy Release

(Intentionally Omitted)

Exhibit C Stock Purchase Agreement

EXHIBIT D

Officer’s Certificate

(Intentionally Omitted)

Exhibit D Stock Purchase Agreement

ANNEX A

Board Resolutions

(Intentionally Omitted)

Annex A Board Resolutions

ANNEX B

Governing Documents

(Intentionally Omitted)

Annex B Governing Documents

SCHEDULE A

Index of Disclosure Schedules

Schedule 3.03(a) - (Liens)

Schedule 3.03(b) - (Subsidiaries)

Schedule 3.04 - (Indebtedness)

Schedule 3.05(b) - (Consents)

Schedule 3.07 - (Litigation)

Schedule 3.08 - (Financial Statements)

Schedule A Stock Purchase Agreement

SCHEDULE A-1

Unaudited Financials

(Intentionally Omitted)

Schedule A-1 Stock Purchase Agreement

SCHEDULE A-2

Audited Financials

(Intentionally Omitted)

Schedule A-2 Stock Purchase Agreement